Exhibit 99.1

News Release

PartnerRe Ltd. Preferred Shareholders to Receive Total Cash Payment of $42.7 Million in Connection with Acquisition by EXOR

PEMBROKE, Bermuda, February 17, 2016 -- PartnerRe Ltd. (NYSE: PRE) today announced that the holders of its preferred shares will receive a cash payment of approximately $42.7 million, in the aggregate (equal to $1.25 per preferred share), in connection with the previously announced merger agreement with EXOR. This payment will be made to preferred shareholders of record, subject and subsequent to the closing of the transaction, which is expected to occur in the current fiscal quarter.

As part of the merger agreement, EXOR had previously announced enhanced terms for PartnerRe’s preferred shares, to be effected through an exchange offer, amounting to a 100 basis point increase in the current dividend rate and an extended redemption date, contingent upon the receipt by PartnerRe of a private letter ruling from the United States Internal Revenue Service (IRS) as to the tax shelter reporting obligations of such enhanced preferred shares.

The Company said a request was made to the IRS for the ruling. On February 16, 2016, the IRS indicated that it will not grant such a ruling. As a result, and under the terms of the merger agreement, EXOR will, in lieu of a 100 basis point increase in the current dividend rate, make a cash payment to PartnerRe preferred shareholders of record on the closing date totaling approximately $42.7 million. Following the closing, the Company will use commercially reasonable efforts to launch an exchange offer, referred to as the Alternate Exchange Offer in the merger agreement, whereby existing preferred shares could be exchanged for new preferred shares with an extended redemption date.

For a more detailed discussion on this topic and the U.S. federal income tax treatment of the cash payment and the Alternate Exchange Offer, preferred shareholders of PartnerRe are encouraged to read the relevant sections of PartnerRe’s definitive proxy statement dated September 25, 2015 and consult their tax advisors regarding U.S. federal income tax consequences of the receipt of the cash payment and the Alternate Exchange Offer.

_____________________________________________

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space,

PartnerRe Ltd. Wellesley House South, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

Exhibit 99.1

News Release

catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multi-line and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2015, total revenues were $5.4 billion. At December 31, 2015, total assets were $21.4 billion, total capital was $7.7 billion and total shareholders’ equity attributable to PartnerRe was $6.9 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	Investor Contact: Robin Sidders	Robin Weinberg/Spencer Waybright
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House South, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com